Exhibit 5(a)

Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, NY 10019-6092 T +1 212 259-8000 F +1 212 259-6333

December 16, 2011

PPL Energy Supply, LLC

Two North Ninth Street

Allentown, Pennsylvania 18101

Ladies and Gentlemen:

We have acted as special counsel for PPL Energy Supply, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”), in connection with the issuance and sale of $500,000,000 in aggregate principal amount of its 4.60% Senior Notes due 2021 (the “Notes”), covered by the Registration Statement on Form S-3 (No. 333-158200-02) (the “Registration Statement”), including the prospectus constituting a part thereof dated March 25, 2009, and the final prospectus supplement dated December 13, 2011 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

The Notes are being issued under the Company’s Indenture dated as of October 1, 2001 to The Bank of New York Mellon, as trustee (the “Trustee”), as heretofore supplemented and as supplemented by Supplemental Indenture No. 11 dated as of December 1, 2011 providing for the Notes (the “Supplemental Indenture,” and, such Indenture, as so supplemented, the “Indenture”). The Notes are being sold by the Company pursuant to the Underwriting Agreement dated December 13, 2011 (the “Underwriting Agreement”) among the Company, Deutsche Bank Securities Inc., RBS Securities Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

In rendering the opinion expressed below, we have examined the Registration Statement, the Prospectus, the Indenture, including the Supplemental Indenture, the Notes and the Underwriting Agreement, and we have reviewed the records of various Company proceedings related to the authorization, issuance and sale of the Notes. We have relied as to matters of fact relevant to our opinion upon certificates of public officials and certificates and representations of officers and other representatives of the Company. We have also examined such other agreements and documents, and have made such other and further investigations, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of such latter documents. We have also assumed that all agreements and documents referred to herein have been duly authorized, executed and delivered by the parties thereto (other than the Company) and that the

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December 16, 2011

Indenture is the valid and legally binding obligation of the Trustee. We understand that the Registration Statement has become effective under the Act and we assume that such effectiveness has not been terminated or rescinded.

Based on the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that the Notes, when duly executed by the Company and authenticated by the Trustee as provided in the Indenture and delivered to the purchasers thereof as provided in the Underwriting Agreement for the consideration contemplated therein, will be legally issued and binding obligations of the Company.

Our opinion as to the legal and binding nature of the Company’s obligations is subject to laws relating to or affecting generally the enforcement of creditors’ rights, including, without limitation, bankruptcy, insolvency or reorganization laws, and to general principles of equity and requirements of reasonableness, good faith and fair dealing.

We do not express any opinion herein as to the law of any jurisdiction other than the laws of the State of New York and the Delaware Limited Liability Company Act. In addition, we express no opinion herein as to any matters of compliance with “blue sky” laws or similar laws relating to the sale or distribution of the Notes by any underwriters or agents.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

DEWEY & LEBOEUF LLP